Exhibit 10.1
MUTUAL SEPARATION AGREEMENT
This Separation Agreement ("Agreement") is entered into by and between IronSource Ltd., a company registered in Israel under number 514643626 of 121 Menachem Begin St., Tel Aviv, ("Company"), Unity Software Inc. ("Unity") and Tomer Bar Zeev holder oflD No. Tomer Bar Zeev of [address intentionally omitted] ("Executive"; and together with the Company and Unity - "Parties").

WHEREAS:	The Executive is one of the Company's founders; and
WHEREAS:
The Executive has been employed by the Company as of July 17, 2011, and as of June 28, 2021, his employment was governed by an employment agreement dated June 28, 2021, as was amended from time to time, including within the framework of a Welcome Offer Letter dated February 22, 2023 (together hereinafter-"Employment Agreement"); and

WHEREAS:
In connection with a contemplated reorganization within the Unity group, and the related discussions between Executive and Unity, the Parties have mutually agreed that the Executive's employment with the Company shall end on July 12, 2024 ("Separation Date"); and

WHEREAS:
The Parties have agreed to fully and finally settle all matters between them, directly or indirectly, connected to and/or arising from the engagement between them and/or its termination on the basis of mutual cooperation and good faith subject to the terms herein;     and

WHEREAS:
In return for Executive's agreement to, and full compliance with, the terms of this Agreement, the Executive will receive the ex-gratia benefit under section 8 of this Agreement and the entitlements detailed in section 7.2 and 7.3 herein to which he would otherwise have no entitlement (together: "Benefits").

NOW THEREFORE, the Parties agree, declare and undertake as follows:
1.The preface to this Agreement constitutes an integral part hereof. The capitalized terms appearing herein shall have the meanings attributed to them in the Employment Agreement, unless otherwise stated herein.
2.As agreed between the Parties, the Executive's employment with the Company shall be mutually terminated on the Separation Date. The Separation Date was calculated to include the full prior notice entitlement of the Executive.
3.The Executive shall continue to hold his role as President Grow Solutions ("Role") until January 11, 2024 ("Effective Date") and thereafter until the Separation Date, the Executive will no longer act in the Role but shall continue to support the transition, including providing cooperation and assistance in the handover of his role, and with company communications, all in accordance with the reasonable instructions of management and/or the Board of Directors ("Board") of Unity.
4.On the Effective Date, the Executive shall resign from the Role. With the exception of a position on the Board of Directors of Unity Software Inc., the Executive shall also resign from any role he has as a Director, Officer, or authorized legal representative in the Group (as below defined) by no later than the Separation Date on dates required by Unity. The Executive undertakes to sign any document necessary to effect such resignation in accordance with the instructions of management or the Board.
5.Based on the Executive's Employment Agreement and previous years custom, the Executive shall be entitled to an annual bonus for 2023 in a fixed amount equal to eight (8) monthly salaries, which shal I be paid in the usual course of payment in March 2024. For the avoidance of any doubt, there shall be no entitlement to annual bonus (or any portion thereof) or any equity refresh grant for 2024 (other than as agreed in section 8 below).
6.On or around the Separation Date, a full and final settlement of accounts will be carried out with the Executive, in the framework of which the Company or Unity, as applicable, will act as follows:
6.1Redemption of any lawfully accrued and unused vacation days as of the Separation Date as registered in the Executive's last pay slip;

6.2Payment of any outstanding recuperation pay as of the Separation Date;
6.3The Company shall send release letters to the relevant insurance companies, releasing to the Executive's ownership all amounts accumulated in his pension arrangement, including the severance fund, and study fund ("Release Letters").
7.In addition, upon the Separation Date, the Executive will receive the following: (i) acceleration of his equity awards over shares of common stock of Unity, which include RSUs and stock options, which are unvested as of the Separation Date as detailed below ("Accelerated Awards"); and (ii) extension of the exercise period of all of his un-exercised options to acquire shares of common stock of Unity as of the Separation Date, as detailed herein:
7.1.ln accordance with Executive's existing agreements with the Company and Unity, on the Separation Date, (acknowledging that the termination hereunder constitutes a 'Double Trigger' acceleration event under the Executive's existing agreements with the Company and Unity), 100% of the equity awards over shares of Unity which were granted prior to November 1, 2023 shall be accelerated and become exercisable or exchangeable into shares, on no further conditions; and
7.2.As agreed in this Agreement between the Parties, acceleration of 75% of the total equity award over shares of common stock of Unity granted to the Executive on November 27, 2023. For the avoidance of doubt, this is in addition to the 25% vesting of this equity award that will occur on May 25th, 2024, subject to the Executive's continued employment until the Separation Date.
7.3.As agreed in this Agreement between the Parties, Unity agrees to extend the post termination exercise period of any options to acquire shares of common stock of Unity which are outstanding as of the Separation Date, including the Accelerated Awards, to the earlier of: (a) five (5) years after the Separation Date; or (b) the original expiration date of the applicable options and will enable the Executive to inform Unity of his election to utilize this benefit by providing a written notice to the General Counsel of Unity in writing at least 7 days prior to the Separation Date.
7.4.Notwithstanding the foregoing, the settlement of any RSUs shall occur on Unity's next quarterly installment date following the Separation Date.
7.5.It is clarified that the Executive shall bear any tax under applicable law as a result of the above payments and benefits and those detailed in Section 8 below.
8.In addition, the Executive shall also be entitled to an ex gratia one time fixed and unconditional (other than according to the terms of this Agreement) separation bonus in the gross amount of NlS 1,250,000 equivalent to five months of base salary as a pro rata portion of their annual bonus despite not being entitled to any bonus for 2024. For the avoidance of any doubt, this separation bonus is a unique increment and is not a salary component for any matter or purpose, including the calculation of social benefits. The Benefits are subject to, and conditional upon, (a) the Executive signing this Agreement by no later than January 9, 2024, and complying with all of its terms to the Board's satisfaction; and (b) the Executive meeting all of his obligations towards the Group including under the Employment Agreement; and (c) the Executive not resigning from the Company or being terminated for Cause (as such term is defined in the applicable equity plan) until the Separation Date; and (d) reasonable support, cooperation and assistance in the transition of the Role as assigned to the Executive by the CEO or the Board of Directors until the Separation Date.

9.The Executive acknowledges and undertakes that the receipt of the payments and benefits due to him under this Agreement, the grant of the Benefits (conditional on their terms of grant being met as set forth herein), and the issue of the Release Letters constitute a full and final settlement of everything owed to him by the Company, Unity, their affiliates (being any person controlling, controlled by, or under common control, in each case, directly or indirectly, with the Company and/or Unity), any member of the corporate group to which they belongs (or an affiliated company thereof), in each case in their capacity as such (collectively, the "Group"), under any law or agreement or any other source including (but not limited to), with respect to: salary, hours of work, overtime, severance pay, sick leave, disability, annual leave, redemption of annual leave, travel benefits or expenses, car, accommodation, prior notice, payment in lieu of prior notice, adjustment period, commissions, incentives, bonuses of whatever nature, social contributions of all kinds (including pension arrangement, study fund and disability), stock awards and options, warranties, benefit plans and/or programs and every other payment or social benefit whatsoever connected to, or arising out of, the Executive's employment with the Company and/or the Executive's engagement by any other member of the Group and/or any executive role or office held by the Executive at any member of the Group and/or the termination therefrom (it being clarified, that nothing herein extends to, or derogates from, any entitlement under D&O insurance policy or indemnification agreement, nor to any entitlements in the capacity as a stockholder of Unity or any other Exclusions set forth below or any entitlement in his continued role as a director of Unity following the Separation Date). The Company and Unity confirm that they are not aware of any claims or demands or causes of actions towards the Executive with regard to the Exclusions.
10.Accordingly, the Executive hereby confirms and undertakes that upon and subject to receipt of the payments and benefits due to him under this Agreement, including the grant of the Benefits (conditional on their terms of grant being met as set forth herein), the issue of the Release Letters and the compliance by Unity and the Company with all other obligations under this Agreement, neither he nor anyone on his behalf have or will have any claim or demand or cause of action of any kind whatsoever against the Company and/or any other member of the Group and/or against any of their past, present or future directors, officers, employees, agents, shareholders assigns and/or anyone on their behalf, in each case in their capacity as such.
Without derogating from the generality of the above, the Executive hereby confirms that the above waiver applies to the following:
a.Any claims with regard to the process of his separation.
b. Any claims with regard to any equity in the Company and/or Unity, including under the Welcome Offer Letter, the applicable equity award agreements and equity plans and including the tax implications of any payments and benefits hereunder and the taxation of the equity awards and shares of common stock of Unity issued thereunder.
It is agreed that the Executive's waiver does not include any waiver of claims or demands or causes of actions of any kind whatsoever against the Company and/or any other member of the Group and/or against any of their past, present or future directors, officers, employees, agents, shareholders assigns and/or anyone on their behalf, in each case in their capacity as such, with respect to the following ("Exclusions"):
•The Executive's stock which is unrelated to employment;
•The Executive's rights or entitlements as a stockholder of Unity;
•The Merger Agreement between Unity Inc. and the Company and any transaction documents entered into in connection therewith (which are unrelated to employment);
•Any entitlement under D&O insurance policy or indemnification agreement.
The Executive confirms that he is not aware of any claims or demands or causes of actions towards any of the abovementioned parties with regard to the Exclusions.

11.Accordingly, the Company and Unity hereby confirm and undertake that upon and subject to the Executive's meeting all his undertakings under this Agreement in accordance with their respective terms, they are not aware of any employment related claim or demand or cause of action of any kind whatsoever against the Executive . For the avoidance of any doubt, the waiver in this section 11 also does not apply on the Exclusions.
12.The Executive acknowledges that all of the payments and benefits referred to hereunder are gross amounts and shall be subject to the withholding of all taxes and deductions required by any applicable law as determined by the Company's advisors. The Company agrees to withhold tax in accordance with any valid applicable written decision or certificate issued by the Israeli tax authorities which specifically determines the tax rate to be withheld from consideration received in connection with any equity awards (or shares issued thereunder) held by the Executive (or by the trustee under Section I 02 of the Israeli Income Tax Ordinance for the benefit of the Executive), subject to review and confirmation of Company's legal counsel, provided such document is presented to the Company at least 7 days before the payment date.
13.For the avoidance of any doubt, this Agreement shall be deemed a settlement and an admission of payment for the purposes of section 29 of the Severance Pay Law - 1963.
14.The Executive hereby undertakes to deliver to the Company's IT team by no later than the Separation Date, and in accordance with reasonable instruction of the Board or management, any equipment owned by the Company which is in his possession or control, including, credit cards, Company car, security passes, except that the Executive may retain the cellular phone and laptop computer used by him (conditional upon returning it to the IT department of the Company by no later than the Separation Date for deletion of any business related information), and all documents, information and other material in the Executive's possession or control that belongs to the Company or any other member of the Group and/or that relates to any of them, or that was prepared by the Executive in connection with his employment with the Company, including any copies thereof. Furthermore, by no later than the Separation Date, the Executive shall provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of his work.
15.The Executive hereby expressly and voluntarily agrees that until and after the Separation Date, the Company and/or Unity shall have access to all information (including files) located on computers and in email accounts, which were placed at his disposal by the Company during the course of his engagement with the Company, for the purpose of ensuring the continuity of the Company's business activities. Furthermore, the Executive hereby permits the Company to make use of this information for the purpose of ensuring the continuity of the Company's business activities and preserving its business interests. In addition, the Executive hereby expressly and voluntarily agrees that, for the purpose of continuity of the Company's business activities, any correspondence received after the Separation Date in the email account, which was placed at his disposal by the Company during the course of the Executive's employment with the Company, will be automatically forwarded to an alternate email account, as determined by the Board. The Company and Unity undertake that if it will knowingly encounter an email sent to the Executive of a private nature (although it was deemed as business information), it will notify the Executive, transfer the mail to him and delete such mail from its servers. If the Executive has saved personal information on Company's systems or email accounts, he has the right to delete it by no later than the Separation Date and following the Separation Date, all information stored therein shall be regarded as business information (but subject to the requirement to provide notice and forward to the Executive any email knowingly encountered by Unity or the Company which is of a private nature). For the avoidance of any doubt, the Executive shall have no access to his IS email account as of the Separation Date and the domain of IS is owned by the Company and/or Unity and not the Executive, all unless otherwise shall be specifically agreed by the Parties in an additional agreement in writing. The Executive hereby waives any claim against the Company and/or the Group based on violation of privacy rights with regard to all of the above mentioned in this section 15 but subject to compliance with the terms hereof.

16.The Executive hereby confirms that he has complied and shall continue to comply with the obligations of acting in good faith, confidentiality, unfair competition, unfair solicitation and intellectual property undertaking, under any applicable law and agreement, including the Employment Agreement, which shall all continue to survive and be binding upon the Executive after the Separation Date, in accordance with their terms.
17.The Executive undertakes to preserve the reputation of the Company, Unity and any of their management members, in their capacity as such, and to refrain from any act or omission, which is likely to harm such reputation. The Executive further undertakes that he shall not make any derogatory or derogating statements about any of the abovementioned.
18.The Company and Unity and all of its CEO direct reports, in their capacity as such, undertake to preserve the reputation of the Executive in its official publications (made by the CEO and CEO direct reports, in their capacity as such) and to refrain from any act or omission, which is likely to harm such reputation. The Company and Unity and all of its CEO direct reports, in their capacity as such, undertake that they shall not make any derogatory or derogating statements about the Executive.
19.The Executive hereby undertakes to reasonably cooperate with the Company and/or Unity until and then following Separation Date, in connection with any matter with which he was involved or has knowledge or any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter that arose during or in connection with his employment with the Company and/or engagement with the Group, in each case subject to coordination with the Executive. For avoidance of doubt, the foregoing includes prompt confirmation of the Executive's equity holdings upon Unity's request, in order for Unity to comply with any regulatory filings, including but not limited to with the Israeli Tax Authority.
20.Unity and the Company shall maintain, and continue to abide by, any D&O insurance policy and D&O indemnification agreements to which the Executive is entitled or party to.
21.Each Party undertakes to ensure that all of the terms of his engagement of the Executive with the Company and the Group shall be kept in complete confidence, including any information regarding the separation and the contents of this Agreement (including the fact of its existence), except as otherwise required by applicable law and except as required for enforcement of this Agreement and in the case of the Company or Unity also except disclosure to any employee of them on "a need to know basis". For the avoidance of any doubt, each Party shall be entitled to consult with his legal and tax advisors, who are bound by confidentiality obligations, regarding this Agreement. The Parties hereto will mutually coordinate prior to the Effective Date, and shall agree upon in advance, the press release, and public announcement(s) of the separation contemplated hereunder, as well as any communications to employees, customers and business partners. Each Party undertakes not to make any disclosures or public announcements or interviews which are inconsistent with, or extend beyond the scope of, the agreed upon press release and communications.
22.Each Party acknowledges that the undertakings contained in this Agreement are irrevocable and the other party and the Group shall be relying upon the undertakings herein. Each Party further acknowledges that the Company and/or Unity's (as applicable) willingness to grant the Benefits and to agree to the covenants hereunder or the Executive's willingness to agree to the covenants hereunder, as applicable, is based strictly upon such Party's agreement to be bound by the terms of this Agreement. The Executive agrees that in case of his failure to comply with the conditions set forth in Section 8, he shal I not be entitled to any of the Benefits and if any of such Benefit/s already granted to him, the amounts representing the value of such Benefit/s/entitlements, will immediately be repaid to the Company on first demand, in addition to any other remedies or causes of action the Company may otherwise have at law.
23.The Executive acknowledges that the Benefits do not create any entitlement (explicitly or implicitly) to any right for anyone other than the undersigned (but subject to rights of third parties in the case the Executive's death, in accordance with applicable law).

24.The Executive acknowledges that he is familiar with and understands the English language and does not require translation of this Agreement to any other language.
25.This Agreement shall be governed by and construed in accordance with the laws of the State of Israel.
26.The Executive declares that he is fully aware of his rights and that this Agreement is signed by him of his own free will after having reviewed all entitlements and rights after consulting with any person of his choosing, including legal advisors who have advised him throughout the process.
27.This Agreement is subject to the approval of the Board of Directors- Human Capital and Compensation Committee (HCCC).

/s/ Marisa Eddy	/s/ Tomer Bar Zeex	/s/ Marisa Eddy
Marisa Eddy, Chief People Officer	Tomer Bar Zeev	Marisa Eddy, Chief People Officer
lronSource Ltd.		Unity Software Inc.

January 25. 2024	January 9, 2024	January 25. 2024
Date	Date	Date